Exhibit 99.3

MoneyOnMobile Announces Restructure of $2.375 million in Debt
Debt restructure provides immediate financial flexibility

DALLAS and MUMBAI, INDIA - (January 4th, 2018) - MoneyOnMobile, Inc. (OTCQB: MOMT) announced today the restructuring of $2.375 million in outstanding debt obligations to Hall MOM, LLC and eVance Processing Inc.

The original principal amount of the Note held by Hall MOM, LLC was $2,000,000 and was originally due December 31, 2017. The Note had an outstanding principal balance of $1,700,000, and has been amended effective December 15, 2017. In connection with the amendment, the Company made an $850,000 principal payment on December 28, 2017. The remainder of the obligation will be paid in monthly installments beginning in February 2018 with final balance due by October 31, 2018.

Additionally, the Company’s $675,000 debt obligation to eVance Processing Inc., originally due November 30, 2017, has been amended. In connection with the amendment, the Company made a $200,000 principal payment in December 2017. The remainder of the obligation will be paid in monthly installments beginning in January 2018 with final balance due by June 30, 2018.

Details provided in the 8k filings for both deals can be found here: http://investors.moneyonmobile.in/investor_relations/sec-filings/

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About MoneyOnMobile, Inc.
MoneyOnMobile, Inc. is a global mobile payments technology and processing company offering mobile payment services through its Indian subsidiary. MoneyOnMobile enables Indian consumers to use mobile phones to pay for goods and services or transfer funds from one cell phone to another. It can be used as simple SMS text functionality or through the MoneyOnMobile application or internet site. MoneyOnMobile has more than 350,000 retail locations throughout India.

Safe Harbor Statement
This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed on July 6, 2017. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Exhibit 99.3

Web site: www.MoneyOnMobile.in
Twitter: https://twitter.com/MoneyOnMobile
Facebook: https://www.facebook.com/MoneyOnMobile
LinkedIn: https://www.linkedin.com/company/moneyonmobile
YouTube: https://www.youtube.com/channel/UCxqO4N1z9acnQmEysjqfBaQ

Media Contact:
Greg Allbright
Head of Global Communications
Dallas, Texas
+1 (214) 208-0923

Investor Relations:
Integra Consulting Group, LLC
Jeremy G. Roe, Founder, Managing Partner
+1 (925) 262-8305
jeremy@integracg.net